EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
K-V PHARMACEUTICAL COMPANY

THE UNDERSIGNED, being the duly appointed Chief Financial Officer and Treasurer of K-V Pharmaceutical Company (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (as it may be amended from time to time, the “DGCL”), hereby certifies on behalf of the Company and not in his individual capacity, as follows:

A.     The name of the Company is K-V Pharmaceutical Company.

B.     The Certificate of Incorporation was originally filed with the Secretary of State on June 1, 1971. Such Certificate of Incorporation was amended as of June 18, 1971, July 15, 1971, March 28, 1974, July 30, 1974, December 19, 1980, June 16, 1981, March 7, 1983 (effective March 25, 1983), July 17, 1986 (effective July 21, 1986), June 9, 1987, June 19, 1987, September 24, 1987, December 23, 1991, September 3, 1998, and September 5, 2008 (as so amended, the “Existing Certificate of Incorporation”).

C.     This Amended and Restated Certificate of Incorporation, which restates and integrates and also amends the Existing Certificate of Incorporation, was duly adopted by the Company in accordance with the provisions of Sections 242, 245 and 303 of the DGCL, pursuant to the authority granted to the Company under Section 303 of the DGCL to put into effect and carry out the Sixth Amended Joint Chapter 11 Plan of Reorganization for K-V Discovery Solutions, Inc. and Its Affiliated Debtors (as amended, modified and/or supplemented from time to time, and together with all agreements and instruments executed or to be executed in connection therewith, the “Plan”), as confirmed by order (the “Order”) of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) entered on August 29, 2013, in the jointly administered cases captioned In re K-V Discovery Solutions, Inc., et al., Case No. 12-13346, pursuant to Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). Provision for the filing of this Amended and Restated Certificate of Incorporation is contained in the Order of the United States Bankruptcy Court having jurisdiction over the reorganization of the Company under Chapter 11 of the Bankruptcy Code confirming the Plan as well as in the Plan. This Amended and Restated Certificate of Incorporation shall be effective upon filing with the Secretary of State of the State of Delaware in accordance with the provisions of Section 103 of the DGCL.

D.     The text of the Existing Certificate of Incorporation is hereby restated and further amended to read in its entirety as follows:

ARTICLE One

The name of the corporation is K-V Pharmaceutical Company.

ARTICLE Two

The address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, in the County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE Three

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

ARTICLE Four

A.     Authorized Capital. The total number of shares of all classes of capital stock which the Company shall have authority to issue is 25,000,000 shares divided into two classes: (i) 24,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

B.     Common Stock.

1.     Dividends. Holders of Common Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of the assets of the Company which are by law available therefore, payable in cash, in securities or other property of the Company. If and when dividends on Common Stock are declared payable from time to time by the Board of Directors, holders of Common Stock shall be entitled to share equally, on a per share basis, in such dividends.

2.     Subdivision or Combination. If the Company shall in any manner subdivide or combine the outstanding shares of Common Stock, such outstanding shares of Common Stock shall be proportionally subdivided or combined in the same manner and on the same basis.

3.     Voting Rights. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation (as defined below), the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.

C.     Preferred Stock. The Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (each, a “Preferred Stock Designation”) and as may be permitted by the DGCL. The Board of Directors may classify any unissued shares of Preferred Stock of any class or series from time to time, in one or more classes or series of Preferred Stock, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

D.     Non-Voting Equity Securities. The Company shall not issue any class of non-voting equity securities unless and solely to the extent permitted by section 1123(a)(6) of the United States Bankruptcy Code (the “Bankruptcy Code”) as in effect on the date of filing this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Section D of this Article Four (i) will have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code; (ii) will have such force and effect, if any, only for so long as section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Company; and (iii) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

ARTICLE Five

A.     The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Company and do all such lawful acts and things as are not by law or this Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

B.     The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws; provided, however, that the number of directors shall not be less than one (1) nor more than eleven (11).

C.     Elections of directors need not be by written ballot unless the Bylaws of the Company shall provide otherwise. Except as may otherwise be provided in that certain stockholders’ agreement dated as of September 16, 2013 (as amended, modified, supplemented, or restated from time to time in accordance with its terms, the “Stockholders’ Agreement”), among the Company and the stockholders of the Company, the Bylaws of the Company or any Preferred Stock Designation, if any, directors shall be elected by the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon.

D.     Subject to the provisions of Article Six of this Amended and Restated Certificate of Incorporation, the Board of Directors is authorized to make, amend and repeal the Bylaws of the Company.

E.     The Board of Directors may authorize the issuance from time to time of shares of stock of the Company of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Bylaws.

F.     Except as set forth in the Stockholders Agreement or as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.  Subject to the provisions of this Amended and Restated Certificate of Incorporation, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Any director may be removed with cause upon the affirmative vote of a majority of the issued and outstanding shares of Common Stock.

ARTICLE Six

The directors of the Company shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article Six by the stockholders of the Company or otherwise shall be prospective only and shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

ARTICLE Seven

A.     The Company shall indemnify, advance expenses and hold harmless to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any of its directors and officers (and such right to indemnification shall continue as to a person, who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and legal representatives) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such director or officer in connection therewith or as a result thereof. Notwithstanding the preceding sentence, except for claims to enforce rights to indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Company shall not be obligated to indemnify any director or officer (or his or her heirs, executors or legal representatives) in connection with a Proceeding (or part thereof) initiated by such person unless such Proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article Seven shall include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any such Proceeding in advance of its final disposition to the fullest extent authorized or permitted by the DGCL.

B.     The Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company and its subsidiaries similar to those conferred in this Article Seven to directors and officers of the Company.

C.     The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Article Seven; provided that such insurance is available on acceptable terms, which determination shall be made by the Board of Directors.

D.     The right to indemnification and to the advancement of expenses conferred in this Article Seven shall be in addition to any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws of the Company, any statute, agreement, vote of shareholders or disinterested directors, at common law or otherwise. Certain persons that are entitled to indemnification under this Article Seven have certain rights to indemnification, advancement of expenses and/or insurance provided by stockholders of the Company and/or their affiliates (“Third Party Indemnitors”) or otherwise. The Company and its subsidiaries, jointly and severally, are the indemnitors of first resort (it being understood, for the avoidance of doubt, that the obligations of the Company hereunder to any person entitled to indemnification and to the advancement of expenses under this Article Seven (collectively with such each such person’s heirs, executors or legal representatives, the “Covered Persons”) are primary and any obligation of any Third Party Indemnitor to advance expenses or to provide indemnification (including, without limitation, through director and officer insurance policies) for the same expenses or liabilities incurred by the Covered Persons are secondary). The Company and its subsidiaries, jointly and severally, shall be required to advance the full amount of expenses incurred by such Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by this Amended and Restated Certificate of Incorporation (or any other agreement between the Company or any of its subsidiaries, on the one hand, and such Covered Persons, on the other hand), without regard to any rights such Covered Persons may have against any Third Party Indemnitor. Each of the Company and its subsidiaries irrevocably waives, relinquishes and releases the Third Party Indemnitors from any and all claims against the Third Party Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Each of the Company and its subsidiaries further agrees that no advancement or other payment by the Third Party Indemnitors on behalf of any Covered Person with respect to any claim for which such Covered Person has sought indemnification or advancement from the Company or any of its subsidiaries shall affect the foregoing and the Third Party Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or other payment to all of the rights of recovery of such Covered Person against such party. Each of the Company and its subsidiaries and the Covered Persons agree that the Third Party Indemnitors are express third party beneficiaries of this paragraph D of Article Seven. Any person purchasing or otherwise acquiring any direct or indirect interest in any shares of Common Stock shall be deemed to have notice of and consented to the provisions of this Article Seven.

E.     Any repeal or modification of this Article Seven by the stockholders of the Company shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Company or any subsidiary existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE Eight

The Company reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. For the avoidance of doubt, this Amended and Restated Certificate of Incorporation may be amended by the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote; provided, that notwithstanding the foregoing, any amendment, modification, change or repeal of any provision of this Amended and Restated Certificate of Incorporation that would adversely affect any individual Investor (as such term is defined in the Stockholders’ Agreement) disproportionately as compared to any other Investor, shall require the approval of such adversely affected Investor. .

ARTICLE Nine

All holders of Common Stock and Preferred Stock shall, without any action on behalf of such holder, automatically be subject to and bound by the terms of the Stockholders’ Agreement, as it may be amended from time to time in accordance with the terms thereof.

ARTICLE TEN

The effective date of this Amended and Restated Certificate of Incorporation is September 16, 2013.

* * *

IN WITNESS WHEREOF, K-V Pharmaceutical Company has caused this Amended and Restated Certificate of Incorporation to be signed by Thomas S. McHugh, its Chief Financial Officer and Treasurer, this 13th day of September, 2013.

K-V PHARMACEUTICAL COMPANY

By:	/s/ Thomas S. McHugh
Name: Thomas S. McHugh
Title: Chief Financial Officer & Treasurer